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                                                                    EXHIBIT 4.68

            BEIJING NETCOM AGREEMENT ON IVR SERVICE (HAPPY RING BAR)

PARTY A: CHINA NETCOM (GROUP) CO., LTD., BEIJING BRANCH
Add: No.6 Fuxingmen South Street, Xicheng District, Beijng
Person in charge: Zhao, Jidong

PARTY B: SHANGHAI UNLINK COMPUTER CO., LTD.
Add: 5/F, No.689 Beijing Dong Road, Shanghai
Legal Representative: Yang, lei

In accordance with the management regulation of the State and the Ministry of information industry on telephone information service, on the basis of the principle of equality and mutual benefit, through friendly consultation, Party A and Party B have reached the following agreement on the service fulfillment of "Happy Ring Bar Voice Information Hotline"

a.   Object of the Agreement:

Name of the Professional information service hotline: Happy Ring Bar Voice Info Hotline

Code of the Professional information service hotline: 16856008

Service scope of the Professional information service hotline: Voice information Products supported by Beijing Traffic Radio---the most popular radio program channel

Public Service Forms: Manual and automatic control

Number of the Professional information service hotline (PISH): 2

b.   Resources Supply

Supplied by Party A: Voice information platform system, Number resources;

Supplied by Party B: Information resources, operator service

c.   Information Fee:

     1.   Infomation fee rate of the Professional information service hotline
          (PISH): RMB2.00/minute

     2. Settlement: Party A shall pay 60% of the balance to Party B as info resources fee after an instant deduction of 15% of the actual amount of already-paid info charge. Monthly settlement is required.

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     3.   Settlement Date: 21st to 25th of each month (subject to postponement in case of statutory holidays and two-day weekend). Party A shall pay Party B the information resources fee by means of on-line bank transfer or cheque. Party B shall issue official invoice to Party A for the payment. Should Party B not collect the information resources fee paid by Party A three months after the termination of this agreement, this information resources fee should be regarded as the income of Party A.

     4. Charge Period: Charge period is from 00:00am of the first day to 24:00pm of the last day of each month. The date of the service fulfillment shall be the officially stated date upon by both parties after the acceptance check on the service.

     5. Both Party A and Party B shall pay taxes, expenses and charges concerned.

d.   Rights and Obligations of the Parties:

     1.   Rights of Party A:

     (1). Party A has the right to perform supervision and management on the means of operation, service item and service quality rendered by Party B according to the agreement, and carry out punishment and offer reward onto Party B as stipulated in the "Implementation measures of management on professional information hotline service" (hereinafter referred to as "Implementation measures"); Party A has the right to require Party B to report quarterly catalogue of information service and scope of enquiry to Party A.

     (2). Party A has the right to make investigation into any complaint made by users of Party B and verify it. Should Party B be liable for the aforesaid complaint after complete verification carried out by Party A, Party A should, as stipulated in the "Implementation measures", make relevant punishment decision on the behavior of Party B; Should Party B completely refuse to accept the correct and reasonable redress proposed by Party A and continue with steps in breach of the agreement, Party A is entitled to come into cancellation of the agreement with Party B.

     (3). Party A has the right to the knowledge of the operation status quo pertaining to the service performed by Party B.

     (4). Party A has the right to require Party B of performing partial amendment and alteration on the information content.

     (5). Party A shall not hold responsible for any loss caused by both "force majeure" and changes in the policy of the trade management department.

     2.   Party A's Obligations:

     (1). Party A shall do its utmost to guarantee the normal operation of the voice information platform and upgrade the software and hardware as well as updating and improving the equipment capacity based upon the growth and demand in portfolio;

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     (2). Party A shall be responsible for broadcasting the introduction text to the users for half month after termination of the agreement;

     (3). Party A shall be liable for the popularization of the whole service irregularly;

     (4). Party A has obligation of providing Party B with all kind of statistics concerned to the service and pay info resources fee duly to Party B;

     (5). Party A shall be responsible for performing supervision on the equipment of Party B settled in the machine room of Party A;

     (6). Party A should response to Party B's written proposal, application, question, etc. in the course agreement fulfillment within one week in which the above-mentioned proposal, application, question, etc. are received;

     (7). Party A shall not cease the Party B's line or access without reason;

     (8). Party A is responsible for accepting and handling the users' complaint, enquiry in and refund for the charge concerned.

     (9). Party A should handle the complaint and dispute from users caused by Party A's own reason and bear corresponding responsibility for that.

     3.   Rights of Party B:

     (1). Party B has the right of sharing the info resources fee in accordance with the stipulated proportion in the agreement.

     (2). Party B has the right to participate in the establishment and adjustment for the charge criterion on info service hotline.

     (3). Party B could put forward business application to Party A for the increase (or decrease) in the access or for the adjustment in the range and means of info service in written one month in advance according to conditions of the changing market demand; Both parties should sign supplemental agreement otherwise without amendment to the principal part and major articles of the agreement.

     4.   Party B's Obligation:

     (1). Party B shall not carry out any other business development in the name of Party A or by the use of Party A's resources;

     (2). Party B shall publicize the business regularly in the name of "Happy Ring Bar Voice information Hotline" with notification of charge criterion for the

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     information to be offered and telephone number of the service quality supervision;

     (3). The content of information offered by Party B should be in line with the relevant national laws, regulations and policies as well as regulations of the trade management department. Party B should bear the corresponding legal liabilities;

     (4). Party B shall guarantee that the information provided by Party B will not infringe the intellectual property or the civil rights of any third party. Party B should bear compensation liability for Party A if Party B went against the guarantee mentioned above and consequently caused any lawsuit against the Party A's reputation, claim for compensation, administrative punishment, loss and damage to Party A;

     (5) Party B shall establish an exacting censorship for the issued information's content and guarantee the legality, authority, integrity and info betimes of the information's content;

     (6). Party B shall not, in the normal operating activities, conduct any unfair competition against any other existing overlapped or identical professional hotlines;

     (7). Any employees appointed by Party B to adjust and test equipments or to update data in Party A's machine room shall observe the management regulations of machine room of Party A;

     (8). Party B shall not transfer any rights and obligations in the agreement to any third party at discretion without written consent of Party A. Party B should notify Party A, in written form, of the inability to continue operation due to extraordinary circumstances 30 days in advance and should not cease operation prior to the consent by Party A at discretion.

     (9). Party B shall offer assistance to Party A in handling complaint, dispute of various kind caused not by Party B.

     (10). Party B shall present explanation of authenticity and valid evidence as response to Party A's query and inquiry on the business.

     (11). Party B shall be liable for payout of the prize in the incentive activities promoted for the business;

     (12). Party B shall handle and bear corresponding liability for any complaint and dispute from users caused by Party B.

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     (13). Party B shall keep the confidentiality of the agreement or confidential business information of Party A obtained through the agreement.

e.   Liability for Breach of Agreement:

     1. It is deemed as the breach of the agreement in the event that any party fails to perform any articles in the agreement. The non-breaching party has the right to take the below relief measures:

          (1) To require the breaching party of fulfilling the obligations in the agreement;

          (2) To require the breaching party of taking immediate, reasonable remedial measures;

          (3) To require the breaching party of bearing compensation liability for the loss caused by the default behavior.

     2. Any party shall not cease the operation or terminate the agreement without any reason, otherwise, the default party should pay default fine: RMB 20,000 and bear other liability for breach of the agreement.

f.   The Supplement, Modification, Suspension and Termination of Agreement:

     1. Should anything concerned be not covered in the agreement, or any modification or amendment be made to the existing articles in the agreement due to the demand of the business development in the course of the agreement fulfillment, any party should be allowed, at any time, to make supplement, modification and amendment program through consultation with the other party to sign a supplemental agreement otherwise, which shall has the same legal binding force.

     2. In the course of the agreement performance, should any party be considered it is imperative to suspend the agreement due to the impact of environmental factors or subjective cause, the intended party should set forth the suspension 10 working days in advance to the other Party in written form. With acceptance of the other party, suspension date on the agreement should be ascertained otherwise in written form. With elimination of the adverse effect on agreement execution, the performance of the agreement shall be resumed; and the validity period of the agreement should be postponed in consequence.

     3. Should the actual amount of the collected charge not up to RMB 800 instant, Party A has the right of not make settlement for the info resources fee with Party B.

     4. Should the theoretical information fee be not up to RMB 6,000 for three consecutive months, Party A has right to terminate the agreement.

     5. Should any party default the agreement and result in non-performance of the agreement consequently, the other party has the right to terminate the agreement.

g.   Dispute Settlement:

     All disputes arising in the execution of, or in connection with this agreement, shall

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     be settled through friendly negotiation. In case no settlement can be reached through negotiation, the case shall then be submitted to Beijing West District People's Court for litigation settlement.

h.   Force Majeure

     In the event that the two parties or one party fails to execute or are incapable of the performance of the relevant obligations in the agreement owing to the cause of "force majeure", neither of the parties shall bear liability for breach of the agreement. With the exception of force majeure caused by overdue. Should the two parties or one party encountered with force majeure, both parties shall notify each other of the conditions within 15 days after the occurrence of the force majeure with the proof presented by relevant department. One party or both parties shall resume the execution of the agreement in appropriate time with the removal of the impact of force majeure.

i.   The validity of Agreement:

     The validity period of the agreement is one year, from 18th April, 2006 to 17th April, 2007. The term of agreement will be extended to the subsequent calendar year if with no objection against the agreement from the two parties. If any party has objection, this intended party, then, shall notify the other party of his/her objection 30 days prior to the termination of the agreement in written form.

     Professional information hotline service should start operation and serve the public within three months from the date in which the agreement comes into effect.

j.   Miscellaneous:

     1. "Implementation measures" is supplementary provisions to this agreement. The attachment has the same legal binding force; Should the articles in the agreement be inconsistent with that in the "Implementation measures", this agreement shall prevail.

     2. This agreement shall be in quintuplicate. Party A shall hold three copies, Party B shall keep two copies.

Party A: China Netcom (Group) Co., Ltd. Beijing Branch
Person in Charge: (Signature)
Attorney: (Signature)
Official Seal: ______________________
Date of signature: June 9, 2006
Address: No.83, South Third rRing Central Road, Fengtai District, Beijng, Postal Code: 100075
Contact Person: Lin Ying
Tel: 87284326

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Bank: _______________________________
Account No.: ________________________

Party B: Shanghai Unlink Computer Co., Ltd.
Legal representative: (signature)
Attorney: (signature)
Official Seal: ______________________
Date of signature: May 31, 2006
Address: 5.F, No.689, Beijing Road, Shanghai
Postal code: 200001
Contact person: _____________________
Tel: ________________________________
Bank: China Construction Bank, Shanghai Huangpu Branch

Account No.:05518000020003967

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                                   Appendix A:

(Management Implementation Measures of Professional Information Hotline Service)

                               General Provisions:

This (Implementation Measures) is formulated in line with the major idea of the documents issued by the Ministry of information industry of accelerating the development of and strengthening the management on the telephone information service and relevant regulations of the interim methods of management on the operation of telephone information service. This (Implementation Measures) is also established in compliance with the demand of socialist market economy, and principle of making development and utilization of information resources to the greatest extent, facilitating the healthy operation of the information service business, and ensuring the interest of members of the information network and the actual situation of the information service.

The China Netcom (Group) Co., Ltd. Beijing Branch has established a cooperation relationship of co-development and mutual support with each professional information service hotline since the date in which the agreement of opening the professional information service hotline is signed. The China Netcom (Group) Co., Ltd. Beijing Branch executes administration, coordination and supervision on the general business development of the information network and the quality of information service. It also has obligation of rendering favored support and assistance to the business development of each information hotline service and the quality of the information hotline service. The China Netcom (Group) Co., Ltd. Beijing Branch and each information service hotline of the info network should jointly abide by the regulations and provisions in this (Implementation Measures).

                                    Chapter 1

                 Methods of opening information service hotline

According to the management requirement of the trade, the following methods are formulated to further facilitate the procedures for the information service hotline:

1.   Conditions for operation of "the professional information service hotline":

     (1) In principle, any unit or company that has intention of operating the "professional information service hotline" shall have the qualification of legal person (superior competent department is also required);

     (2) The item "Information consulting service" should be listed in the business scope verified by the industrial and commercial administration department;

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     (3)  With relative well-rounded information managerial system and technical support;

     (4) With an operation function that accommodates to the rapid development of information industry;

     (5) In line with the development and access environment for information networking;

     (6) The content of the information service must correspond to the demand of the social development.

2.   Procedures:

The intended parties for the operation of "professional information service hotline" are required of submitting the following documents to the China Netcom (Group) Co., Ltd. Beijing Branch:

     (1) Company profile, duplicate of business license and annual inspection photocopy;

     (2) Duplicate of legal person's ID (power of attorney signed by legal person and duplicate of the entrusted person are required should the legal person entrust other person for the procedure);

     (3)  Feasibility report for business operation;

          (a)  Information service items and detailed information catalogue;

          (b)  Research report on market;

          (c)  Business function structure;

          (d)  Requirement on technology implementation;

          (e)  Organization of employment staff and qualification certificated;

          (f)  Service cost accounting and fee proposal;

          (g)  Plan for market promotion.

3.   Examination and approval procedure:

     (1)  Specialized department for negotiation should be established;

     (2) Unit that meets the conditions for operation and possesses all the documents as required for the operation procedure shall pass through the pre-examination of the information network of the China Netcom (Group) Co., Ltd. Beijing Branch and submit to the superior competent department for examination and approval. With the examination and approval from the higher-level competent department, the intended unit should sign contract and be prepared for operation.

                                    Chapter 2

          Management on information service and quality of information

a.   Management on Information service:

     1. All hotline operators should response the users with correct answers and shall be on his/her own initiative, passionate, thoughtful, patient in the

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          course of response and explanation. They are required of talk in standard service expression. Time limit for reply should be less than 20 seconds, service satisfaction rate should be more than 95%.

     2. The China Netcom (Group) Co., Ltd. Beijing Branch shall set up a department for the management on information service hotline and be liable for the surveillance and inspection on the development, service, quality of information of the information service hotline:

          (1) With appointed person to make spot-check on the service time, service attitude, information content of the information service hotline, and to handle the problems spotted efficiently;

          (2) Beijing branch should accept and handle the users complaint, investigate and verify the complaint, then, handle it immediately. Should the information service hotline be responsible for the complaint, Beijing branch should resolve the problem jointly with the info service hotline through negotiation, and to criticize, inculcate, penalize the info service hotline if necessary.

3.   Requirement on Other service:

     (1) Each information service hotline should prepare a call-back minutes that records the hard-to-answers, which will remind the operators of calling back the users. Should users enquire after any information that goes beyond the service range of the info service hotline, info service hotline should transfer the users to relevant info service hotline instead of simply letting the users into that we offer no such answers.

     (2) Each info service hotline should do it utmost to reduce ration of the service return. Should there be any complaint about the info service hotline or the service return be reported, the administrative department of the China Netcom (Group) Co., Ltd. Beijing Branch shall verify the existence of the service mistake, and handle the problems jointly with the info service hotline without delay, and recover the reputation by offering active response to the medium. In the event that the aforementioned compliant and report exert any adverse impact in the society, and ruin the reputation of the info service and make the reputation irretrievable, the China Netcom (Group) Co., Ltd. Beijing Branch has the right to execute provisional suspension on the info service hotline. The info service hotline may restart operation after overhaul and reestablishment of rules and regulations in it. The China Netcom (Group) Co., Ltd. Beijing Branch has the right to terminate the agreement with those whose offenses are serious.

     (3) The info service hotline should strictly observe the service time and should not alter the service time at freedom. Under special circumstances, the info service hotline should have negotiation with the managerial. The time for operator service should not be

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          less than ten hours.

4.   Information service network should set up supervision call on the service

a.   Control on the Information Quality:

     1. Each info service shall be liable for the quality of the information presented, and prevent false information that will infringe upon the consumers' interest from reaching the users. Info service hotline shall offer the users with immediate, correct, authentic information, and shall by no means violate the regulations in article 57 of PRC, Telecommunications Regulations: no organization or individual may use telecommunications networks to produce, reproduce, disseminate or transmit information with content as below:

          (1) Opposes the fundamental principles determined in the Constitution;

          (2) Compromises State security, discloses State secrets, subverts State power or damages national unity;

          (3)  Harms the dignity or interests of the State;

          (4) Incites ethnic hatred or racial discrimination or damages inter-ethnic unity;

          (5) Sabotages State religious policy or propagates heretical teachings or feudal superstitions;

          (6) Disseminates rumors, disturbs social order or disrupts social stability;

          (7) Propagates obscenity, pornography, gambling, violence, murder or fear or incites the commission of crimes;

          (8) Insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or

          (9) Includes other content prohibited by laws or administrative regulations.

2. Information service hotline should not alter or enlarge the service range at discretion. The China Netcom (Group) Co., Ltd. Beijing Branch shall be responsible for the general programming. Should info service hotline need to superinduce service scope, with consent of the China Netcom (Group) Co., Ltd. Beijing Branch the info service hotline should sign supplemental agreement with the Beijing Branch and then to enlarge service range accordingly. The info service hotline should notify the China Netcom (Group) Co., Ltd. Beijing Branch of the superinduced service in advance in written form, and commence operation with the consent from the Beijing Branch.

3. The China Netcom (Group) Co., Ltd. Beijing Branch has the right to cancel the service that has been applied but incapable of operation for long-term.

4. No info service hotline is allowed operate voice mailbox that with no restriction on code.

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                                    Chapter 3

  Operation methods, Fee criterion, Reward and punishment statute, and Benefits distribution

1.   Operation Methods as below:

     (1) The China Netcom (Group) Co., Ltd. Beijing Branch shall provide relay equipment, number resources. Information unit shall provide equipment, user line, site, info resources and operator and adopt manual service.

     (2) The China Netcom (Group) Co., Ltd. Beijing Branch shall provide relay, number resources, site, and employee. The information unit shall provide information, and offer automatic voice information service or operator service.

     (3) The China Netcom (Group) Co., Ltd. Beijing Branch shall provide relay, number resources, site and equipment. The information unit shall offer information and perform automatic voice info operation on the information network platform of the China Netcom (Group) Co., Ltd. Beijing Branch.

     (4) The China Netcom (Group) Co., Ltd. Beijing Branch shall provide relay, number resources, site, and equipment. The information unit shall provide information and staff to perform operator service.

2.   Management on criterion for fee and benefits distribution

     (1)  Fee Criterion:

     The China Netcom (Group) Co., Ltd. Beijing Branch shall establish appropriate criterion for fee through negotiation with the information providers according to the market conditions. The China Netcom (Group) Co., Ltd. Beijing Branch shall submit the negotiated criterion for fee to the price management department for approval and report to the superior competent authority for record. The China Netcom (Group) Co., Ltd. Beijing Branch shall charge ballot fee from the info service hotline that attends ballot.

     (2)  Benefits Distribution:

          (a) The China Netcom (Group) Co., Ltd. Beijing Branch shall make benefits distribution with the info service hotline through negotiation based on the specific conditions, different operation methods and actual amount of income.

          (b) Monthly line rental, management charge and charge for numbers that need to be paid by the operator and voice info service hotline shall be borne by the info service hotline itself.

3.   Reward and Punishment Statute:

     (1) Should the operator service hotline not response to the users immediately and respond with delay on purpose after receiving the enquiry from the users, for those who causes complaint, the operator service hotline shall

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          not only return the call charges, but also be fined all depending on the severity of the offense made.

     (2) Each info service hotline should provide correct and immediate information. Any complaint caused by incorrect information, the provider should immediately correct the information. Any complaint caused by poor attitude, the info provider should make apology to the users to recover the reputation. For those who caused complaint for three consecutive times within one month, the info service hotline shall be ceased and reorganized depending on the severity of the offense made.

     (3) Each info service hotline should present the China Netcom (Group) Co., Ltd. Beijing Branch with the information for public for examination and approval. With the approval of the Beijing branch, the intended service provider, then, could publicize the information. Each provider should present genuine, authentic and trustworthy information to the public without any false info and notify the users of the charge rate at the first time when offer service to the public. Any complaint caused by inappropriate dissemination, the info service hotline shall not only make compensation to the users, but also be penalized by the China Netcom (Group) Co., Ltd. Beijing Branch depending on the severity of the offense made.

                                    Chapter 4

                                Other management

1. Info service hotline should submit the duplicate and copy of business license, in April of the subsequent calendar year, to the China Netcom (Group) Co., Ltd. Beijing Branch after the annual inspection. For those who are disqualified for the annual inspection, the Beijing branch shall dissolve the agreement with him automatically.

2. Each info service hotline should present detailed catalogue of the information content to the China Netcom (Group) Co., Ltd. Beijing Branch in the first week of each quarter.

3. Since the date in which each info service hotline has signed the agreement with the China Netcom (Group) Co., Ltd. Beijing Branch, each info service hotline should not only be responsible for the reputation of itself, but also be liable for that of the China Netcom (Group) Co., Ltd. Beijing Branch. Should any info service hotline had the behavior that infringe upon the whole interest of the China Netcom (Group) Co., Ltd. Beijing Branch, the Beijing branch has the right to execute overhaul and reorganization on this party.

4. Each info service hotline could require of extending the service line with the

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     development of the business. With the consent of the China Netcom (Group)
     Co., Ltd. Beijing Branch, the requirement of the intended party could be satisfied accordingly.

5. The info service hotline should not transfer its service to any third party in private. Should the above-mentioned transfer spotted, the China Netcom (Group) Co., Ltd. Beijing Branch shall suspend this info service hotline immediately.

6. The information network shall accept the proposal and complaint about the info service from the users at any times and handle the problems immediately.

7. Should any failure occurred to the access connection of info service hotline, the info service hotline should contact with the failure removal center of the special telephone line for solution and notify the duty officer of the China Netcom (Group) Co., Ltd. Beijing Branch of the failure for assistance and endeavor to remove the failure to ensure the smooth and expediate of the access as soon as possible.

China Netcom (Group) Co., Ltd. Beijing Branch